Exhibit 3.2.35

OPERATING AGREEMENT OP

SAN LUIS OBISPO TRIBUNE, LLC

A DELAWARE LIMITED LIABILITY COMPANY

THIS OPERATING AGREEMENT (this “Agreement”) of San Luis Obispo Tribune, LLC, a Delaware limited liability company (the “Company”), is entered into as of July 5, 2006 and shall constitute the “limited liability company agreement” of the Company within the meaning of Section 18-101(7) of the Delaware Limited Liability Company Act, Title 6, Delaware Corporations Code, Section 18-101 et seq., as amended (the “Act”).

1. Except as otherwise provided in this Agreement, the default provisions of the Act shall apply to the Company.

2. Monterey Newspapers, Inc., a Colorado corporation, shall be the sole “member” of the Company within the meaning of Section 18-101(11) of the Act (the “Member”).

3. The Member hereby enters into and forms the Company as a limited liability company in accordance with the Act. The name of the Company shall be San Luis Obispo Tribune, LLC.”

4. The Company shall maintain a Delaware registered office and agent for the service of process as required by the Act. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Member shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be.

5. The purpose and scope of the Company shall be to engage in such lawful activities as shall be determined by the Member in its sole and absolute discretion.

6. The term of the Company shall begin as of the date of filing of the certificate of formation for the Company in accordance with Section 18-201 of the Act and, unless otherwise specified in a certificate of cancellation filed by the Member in respect of the Company pursuant to Section 18-203 of the Act, such term shall continue in perpetuity.

7. Title to all Company property shall be held in the name of the Company; provided, however, that the Company shall make such distributions of cash and/or property to the Member as the Member shall from time to time determine in its sole and absolute discretion.

8. Except as otherwise required by applicable law, the Member shall have no personal liability for the debts and obligations of the Company.

9. The Member shall have no obligation to make any contributions to the capital of the Company and shall make only such contributions as the Member shall from time to time determine in its sole and absolute discretion.

10. The Member shall have no obligation to provide any services to the Company and shall provide only such services as the Member shall from time to time determine in its sole and absolute discretion.

11. The Company shall indemnify the Member to the fullest extent permitted by law.

12. The Member shall control the management and operation of the Company in such manner as it shall determine in its sole and absolute discretion. The Member may appoint, remove and replace managers, officers and employees of the Company from time to time in its sole and absolute discretion. Notwithstanding any provision of this Agreement to the contrary, any contract, agreement, deed, lease, note or other document or instrument executed on behalf of the Company by the Member shall be deemed to have been duly executed by the Company and third parties shall be entitled to rely upon the Member’s power to bind the Company without otherwise ascertaining that the requirements of this Agreement have been satisfied.

13. To the maximum extent permitted by the Act and other applicable law, the Member: (i) shall not be subject to any fiduciary or other duties to the Company; and (ii) shall not be liable to the Company for any action or omission concerning the Company or otherwise.

14. The Member may transfer all or any portion of its interest in the Company in the Member’s sole and absolute discretion. In the event of any such transfer, this Agreement shall be amended to reflect the respective rights and obligations of the Member and the transferee or transferees. No person shall be admitted to the Company as an additional member without the written consent of the Member, which consent may be withheld in the Member’s sole and absolute discretion.

15. The “Sample Single Member” name and mark are the property of the Member. The Company’s authority to use such name and mark may be withdrawn by the Member at any time without compensation to the Company. Following the dissolution and liquidation of the Company, all right, title and interest in and to such name and mark shall be held solely by the Member.

16. The interpretation and enforceability of this Agreement and the rights and liabilities of the Member as such shall be governed by the laws of the State of Delaware as such laws are applied in connection with limited liability company operating agreements entered into and wholly performed upon in Delaware by residents of Delaware. To the extent permitted by the Act and other applicable law, the provisions of this Agreement shall supersede any contrary provisions of the Act or other applicable law.

17. In the event any provision of this Agreement is determined to be invalid or unenforceable, such provision shall be deemed severed from the remainder of this Agreement and replaced with a valid and enforceable provision as similar in intent as reasonably possible to the provision so severed, and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

18. This Agreement may be amended, in whole or in part, only through a written amendment executed by the Member.

19. This Agreement contains the entire understanding and intent of the Member regarding the Company and supersedes any prior written or oral agreement respecting the Company. There are no representations, agreements, arrangements, or understandings, oral or written, of the Member relating to the Company which are not fully expressed in this Agreement.

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IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first above written.

MONTEREY NEWSPAPERS, INC.

/s/ Patrick Talamantes
Name:
Title: